Exhibit 99.1

China Security & Surveillance Technology, Inc. Reports First-Quarter 2010
Financial Results

Highlighted by Robust Revenue and Earnings Growth, and Strong
Momentum in the Government Sector

SHENZHEN, China, April 26, 2010 (PRNewswire-Asia)

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First-quarter revenues increased 24.7% to $120.19 million versus the first quarter of 2009, driven by the rapid growth of demand for CSST’s products and services in China

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First-quarter net income increased 64.0% to $3.28 million and diluted EPS increased 25.0% to $0.05 versus the first quarter of 2009

Note: CSST’s first-quarter 2010 earnings conference call will be broadcast live via the Internet at 8 a.m. ET on Monday, April 26, 2010, at http://irpage.net/csct/index.html.

China Security & Surveillance Technology, Inc. ("CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading integrated security and surveillance solution provider in the P.R.C., today reported its first-quarter 2010 results highlighted by the rapid growth of demand for CSST’s products and services in China.

CSST’s first-quarter revenues totaled $120.19 million, net income was $3.28 million and diluted EPS was $0.05.

"We delivered a strong first quarter. Momentum in the installation business continues, and execution across the Company is solid," said Mr. Guoshen Tu, Chairman and Chief Executive Officer of CSST. "I am particularly pleased with our robust growth in the government sector, driven by the safe city and e-city projects.

Government expectations for security and surveillance products are on the rise. The opportunity for growth is substantial. CSST is well positioned to benefit from the growth of security and surveillance industry in China."

First -Quarter Financial Results

For the quarter ended March 31, 2010, CSST's revenues totaled $120.19 million versus $96.42 million in the first quarter of last year, driven by the strong growth of demand for CSST’s products and services in China. Government customers accounted for 55% of total revenues, while corporate customers accounted for 45%. Organic revenues for the first quarter of 2010 totaled $119.37 million, or 99.3% of total revenues, compared with $87.10 million or 90.3% in the first quarter of 2009. Non-organic revenues totaled $0.82 million or 0.7% of total revenues.

Gross profit totaled $28.98 million, up 15.8% from $25.03 million in the first quarter of last year. Gross margin was 24.1% compared with 26.0% for the same period in 2009. The slight drop in gross margin was due to the pricing pressure in the corporate sector related to our efforts to maintain market share and expand customer base in China.

"During the first quarter, we continued to experience pricing pressure from corporate customers. There were also quite a number of smaller-scale projects with a relatively lower margin. We believe that it is still vital for us to take on these projects to expand our market share, strengthen our leadership position, and broaden our customer base for ongoing security services," added Mr. Tu.

Correspondingly, income from operations was $6.97 million versus $7.98 million for the first quarter of last year. Operating margin was 5.8%, compared with 8.3% in the first quarter of 2009, as a result of a lower gross margin and higher general and administrative expenses, including non-cash employee compensation.

Net income totaled $3.28 million, up 64.0% from $2.00 million in the first quarter of 2009; and diluted earnings per share totaled $0.05 versus $0.04 last year. The increase was primarily due to the decrease of non-cash expenses related to the redemption accretion on our convertible notes as discussed below.

CSST recognized a total of non-cash items of $11.56 million, down from $12.66 million from the same period in 2009. The two main contributors to the Company’s non-cash expenses included the depreciation and amortization of $3.23 million; and non-cash employee compensation expense of $8.33 million for the three months ended March 31, 2010. Expense for redemption accretion on convertible notes in this quarter was eliminated, due to the fact that we retired and restructured the $110 million principal amount of convertible notes into two new zero coupon interest notes on September 2, 2009.

As of March 31, 2010, CSST’s accounts receivable was $300.25 million, up from $251.60 million at December 31, 2009. The increase in accounts receivable was due to the fact that a majority of the first quarter projects were completed and respective revenues were recognized towards the end of the quarter, as a result of late Chinese New Year holiday. Customer payments were delayed into the second quarter of 2010, which has caused the increase of accounts receivable.

"We will continue to monitor the accounts receivable closely. Our factoring facilities with local banks will help us to convert accounts receivable into cash as we continue to ramp up large government projects," commented Mr. Tu.

As of March 31, 2010, CSST’s total backlog was $199.72 million, up from $86.87 million and $192.85 million at March 31, 2009 and December 31, 2009 respectively. The increase of backlog was attributable to growth in government contracts signed in the past years. CSST expects the majority of the total backlog to be realized within the next few quarters.

As of March 31, 2010, CSST’s cash balance was $142.29 million, compared with $154.48 million at the end of 2009. CSST’s net cash used in operating activities was $60.88 million for the first quarter of 2010, as compared with $21.44 million net cash provided by operating activities for the same period in 2009. The decrease of net cash from operating activities was mainly due to increase in accounts receivable and advance to suppliers. Net cash used in investing activities for the first quarter of 2010 was $7.66 million, which is an increase of $4.85 million from net cash used in investing activities of $2.81 million in the same period of 2009. Such increase was primarily due to increased deposits for acquisitions of subsidiaries in the first quarter of 2010. Net cash provided by financing activities for the first quarter of 2010 was $56.34 million, as compared with $5.95 million net cash provided by financing activities for the same period in 2009. Such increase was mainly attributable to the additional bank loans raised in the first quarter of 2010.

Operational Highlights

CSST's first-quarter growth was driven by the robust growth in the installation segment. Such momentum continued in the first quarter of 2010 and CSST secured several significant government agreements, notably in e-city projects. These agreements were key to propel the future growth of the Company. Highlights of key government agreements in the first quarter of 2010 included:

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 Phase one framework agreement for the Tongling City E-city development, with a project valued at approximately RMB 77 million (approximately US$ 11.3 million).

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Phase one framework agreement for a major digitization project for the Dantu area of Zhenjiang City. As part of the Zhenjiang E-city development, the phase one project is valued at approximately RMB 250 million (approximately US$ 36.6 million).

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Framework agreement for the Changchun City E-city development, with the total project valued at approximately RMB 1.5 billion (US$ 219.4 million).

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E-city contract with Baotou City for RMB560 million (approximately US$ 82.0 million): The E-city solution will cover a number of areas, including city safety network, traffic management, public information management, emergency response and energy saving and emission reduction.

Revenues from the above projects are expected to be recognized within the next two years. Additionally, CSST continues to maintain working relationships with local banks to provide us with revolving financing facilities in order to handle working capital needs.

Financial Outlook

"Mainland’s demand for security and surveillance products and services continues to be strong, we are keenly focused on cost improvement as well as ongoing leadership and expansion in key areas expected to drive future growth. We will move forward in enhancing our capabilities in the security service business and continue to look at sizable government contracts," said Mr. Tu.

"Our confidence flows from the belief that we offer the best products and services in the industry. We are confident and ready to capitalize on our financial strength, our market leadership and our disciplined cost control strategies. These are CSST’s strengths, and the critical drivers that will lead our growth in 2010."

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial, industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for surveillance and safety products, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as 'will,' 'believes,' 'expects' or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings.

Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov.

For more information, please contact:

Company Contact:
Terence Yap, Chief Financial Officer and Vice Chairman
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-5634
Email: ir@csst.com

Investor and Media Contact:

Patrick Yu, Fleishman-Hillard  Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 and 2009
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Three Months Ended March 31
	2010	2009
	(Unaudited)	(Unaudited)
Revenues	$120,190	$96,416
Cost of goods sold (including depreciation and amortization for the three months ended March 31, 2010 and 2009 of $254 and $241, respectively)	91,211	71,390
Gross profit	28,979	25,026
Selling and marketing	2,714	2,714
General and administrative (including non-cash employee compensation for the three months ended March 31, 2010 and 2009 of $8,326 and $4,218, respectively)	16,322	11,507
Depreciation and amortization	2,980	2,822
Income from operations	6,963	7,983
Interest income	78	29
Interest expense	(2,295)	(6,037)
Other income, net	246	229
Income before income taxes	4,992	2,204
Income taxes	(1,717)	(202)
Net income	3,275	2,002
Add: net loss attributable to the noncontrolling interest	2	11
Net income attributable to the Company	3,277	2,013
Foreign currency translation gain	124	54
Comprehensive income attributable to the Company	3,401	2,067
Comprehensive loss attributable to the noncontrolling interest	(2)	(11)

Comprehensive Income	$3,399	$2,056

NET INCOME PER SHARE

ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS
BASIC	$0.05	$0.04
DILUTED	$0.05	$0.04
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	63,961,000	45,041,000
DILUTED	68,369,000	49,362,000

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

ASSETS

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$142,293	$154,483
Accounts receivable, net	300,247	251,604
Inventories, net	73,469	70,141
Prepayments and deposits	4,755	4,706
Advances to suppliers	54,044	39,399
Other receivables	30,326	26,692
Deferred tax assets - current portion	10	13
Total current assets	605,144	547,038

Deposits paid for acquisition of subsidiaries, properties and intangible assets	13,726	7,199
Plant and equipment, net	74,856	75,447
Land use rights, net	7,716	7,733
Intangible assets	53,242	54,677
Goodwill	79,511	79,511
Deferred financing cost	1,737	1,953
TOTAL ASSETS	$835,932	$773,558

LIABILITIES AND EQUITY
	March 31, 2010	December 31, 2009
CURRENT LIABILITIES
Notes payable	$134,040	$57,116
Obligation under product financing arrangements – short term	5,308	5,184
Guaranteed senior unsecured notes payable – short term	36,127	35,701
Accounts and bills payable	65,924	68,817
Accrued expenses	15,836	26,762
Advances from customers	33,186	27,503
Taxes payable	16,468	14,835
Payable for acquisition of businesses, properties and land use rights	5,105	5,105
Deferred income	2,028	1,868
Total current liabilities	314,022	242,891

LONG TERM LIABILITIES
Obligation under product financing arrangements – long term	5,168	6,541
Guaranteed senior unsecured notes payable – long term	25,192	43,988
Net deferred tax liabilities	460	773
Total liabilities	344,842	294,193

EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding
Common stock, $0.0001 par value; 290,000,000 shares authorized 68,494,270 (March 31, 2010) and 67,866,730 (December 31, 2009) shares issued and outstanding	7	7
Additional paid-in capital	293,351	285,025
Retained earnings	169,259	165,982
Statutory surplus reserve fund	804	804
Accumulated other comprehensive income	27,689	27,565
Total equity of the Company	491,110	479,383
Noncontrolling interest	(20)	(18)
Total equity	491,090	479,365
TOTAL LIABILITIES AND EQUITY	$835,932	$773,558

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 and 2009
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Three Months Ended March 31
	2010	2009
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,275	$2,002
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for doubtful accounts	--	1,396
Depreciation and amortization	3,234	3,063
Amortization of consultancy services	--	11
Amortization of deferred financing cost	217	109
Non-cash employee compensation	8,326	4,218
Debt discount amortization	950	--
Redemption accretion on convertible notes	--	5,375
Deferred taxes	(310)	31
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(48,573)	15,342
Other receivables	(3,626)	1,739
Inventories	(3,308)	(9,441)
Prepayments and deposits	(46)	466
Advances to suppliers	(14,634)	(21,315)
(Decrease) increase in:
Accounts payable and accrued expenses	(13,846)	(2,222)
Advances from customers	5,675	23,195
Taxes payable	1,629	(2,350)
Deferred income	159	(184)
Net cash (used in) provided by operating activities	(60,878)	21,435
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(597)	(393)
Additions to intangible assets	(533)	(804)
Deposits paid for acquisition of subsidiaries	(6,526)	--
Payments for business acquisitions	--	(1,881)
Cash acquired in business acquisitions	--	273
Net cash used in investing activities	(7,656)	(2,805)
CASH FLOWS FROM FINANCING ACTIVITIES:
New borrowings, net of issuing cost	109,137	13,166
Repayment of borrowings	(32,229)	(7,314)
New borrowings from obligation under product financing arrangements	--	891
Repayment of obligation under product financing arrangements	(1,251)	(798)
Repayment of guaranteed senior unsecured notes payable	(19,320)	--
Net cash provided by financing activities	56,337	5,945
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(12,197)	24,575
Effect of exchange rate changes on cash	7	117
Cash and cash equivalents, beginning of period	154,483	47,779
CASH AND CASH EQUIVALENTS, END OF PERIOD	$142,293	$72,471